EXHIBIT 10.2
EMPLOYMENT AGREEMENT
     This Amended and Restated Employment Agreement (“Agreement”) is made this 7th day of March, 2008 by and between Discovery Communications, LLC (“Company”) and Joseph A. LaSala, Jr. (“Executive”) (herein referred to as “this Agreement”).
     WHEREAS, Executive and Company entered into an employment agreement dated December 21, 2007, and effective as of January 14, 2008;
     WHEREAS, the parties now desire to enter into an amended and restated employment agreement (“Agreement”) to reflect certain changes;
     NOW THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, the parties hereby agree as follows:
I. DUTIES, ACCEPTANCE, LOCATION
A.	Company shall continue to employ Executive, and Executive agrees to continue to render exclusive and full-time services as Senior Executive Vice President, General Counsel and Secretary upon the terms and conditions set in this Agreement. Executive’s duties shall be consistent with his title and duties, and as otherwise directed by Company.

B.	Executive shall not be required to report to any position other than Company’s President and CEO without Executive’s consent. Company reserves the right, if Company deems it necessary, subject to Section IV(D)(1)(c) hereof, to change the location where Executive works.

C.	Throughout his employment with Company, Executive agrees to serve Company faithfully and to the best of his ability, and to devote his full business time and energy to perform the duties arising under this Agreement in a professional manner that does not discredit, but furthers the interests of Company.

D.	Executive shall be permitted to maintain his position as a Director for Mainline Management LLC (“Mainline”) and to serve on any board committee designated by Mainline. Executive represents that service on the Mainline Board of Directors shall not encumber his ability to perform his duties as set forth in Section I(C) and shall not require his absence from Company for such time as to impair his ability to fulfill his duties as a senior officer of Company. Executive shall produce and provide acceptable evidence that he is included in the coverage of Directors and Officers liability insurance maintained by Mainline for the benefit of Directors. Executive will have a continuing obligation to insure that such insurance is current and shall promptly notify Company if such insurance lapses. Company shall have the right to require Executive to resign from this Directorship on thirty (30) days notice in the absence of appropriate insurance or if the Company believes and can reasonably show that Executive is unable to perform his duties as provided herein. Executive shall be entitled to retain any fees paid to Directors and such fees as shall be paid upon execution of this Agreement shall not be applied to Section IV(F) should that section become applicable.
II. TERM OF EMPLOYMENT
A.	Subject to Section IV, Executive’s term of employment shall be the period beginning on January 14, 2008 and ending December 31, 2010 (“Term of Employment”).

B.	Company shall have the option to enter negotiations with Executive to renew this Agreement with Executive for an additional term. If Company wishes to exercise its option to enter negotiations with Executive to renew this Agreement, it will give Executive written notice of its intent to enter such negotiations to renew not later than sixty (60) days prior to the end of the Term of Employment. The Term of Employment may not, however, be extended unless by mutual agreement of the Company and Executive as to all of the material terms and conditions of the extension. In the event the parties do not enter into an agreement to extend this Agreement for an additional term, this Agreement shall expire, and Executive shall automatically become an at-will employee following the end of the Term of Employment.

III. COMPENSATION
A.	Base Salary. Effective January 14, 2008, Company agrees to provide Executive with an annual base salary of $600,000.00. This sum will be paid in increments paid on regular-Company paydays, less such sums as the law requires Company to deduct or withhold. Thereafter, Executive shall be eligible for an annual salary review commencing in January 2009, and each year thereafter. Executive’s future salary increases will be reviewed and decided in accordance with Company standard practices and procedures. Notwithstanding the foregoing, Executive’s Annual base salary for the Term of Employment, including calendar years 2009 and 2010, shall be no less than $600,000.

B.	Bonus/Incentive Payment. In addition to the base salary paid to Executive pursuant to Section III(A): (1) Executive shall be eligible for an annual incentive payment target of 60 percent (60%) of his base salary for calendar year 2008 pro rated based upon his start date of January 14, 2008 and on a full year basis for years 2009 and 2010. The bonus/incentive payment to be received by Executive will be determined and paid in accordance with Company’s applicable incentive or bonus plan in effect at that time (e.g., subject to reduction for Company under-performance and increase for Company over-performance and subject to Executive’s rated performance).

C.	Benefits. Executive shall be entitled to participate in and to receive any and all benefits generally available to executives Executive’s level in Company in accordance with the terms and conditions of the applicable plan or arrangement. Executive shall also be entitled to relocation expenses in accordance with Company’s relocation policy for senior executives.

D.	Unit Appreciation Plan. Company currently maintains the Discovery Appreciation Plan, otherwise referred to as the DAP a copy of which (as it currently exists) is attached as Attachment 1 (the “Plan”). It shall be recommended that upon execution of this Agreement Executive shall be awarded 180,000 units on the fifteenth of the month following the month on which this Agreement is executed. Any participation by Executive in the Plan shall be in accordance with the terms of the Plan, as may be expressly modified by this Agreement. If Executive’s employment under this Agreement is terminated by Company not For Cause as defined in Section IV(D) of this Agreement, or if Executive leaves for Good Reason as defined in Section IV(D)(1a) of this Agreement, Executive’s Units shall be treated in accordance with the Plan document. The parties acknowledge and agree that the terms and conditions of the Plan are subject to change at any time, particularly, but not limiting the generality of the foregoing, as may be required by changes to U.S. law that may affect the Plan.
IV. TERMINATION OF EMPLOYMENT AND AGREEMENT
A.	Death. If Executive should die during the Term of Employment, this Agreement will terminate. In that case, the Parties agree that Company shall pay to Executive’s heirs/beneficiaries in accordance with applicable law: (1) any and all wages due to Executive, including any earned but unpaid base salary and accrued but unused vacation pay, as well as a pro rata share (computed based on the date of Executive’s death) of Executive’s annual bonus/incentive payment target under Company’s Bonus/Incentive plan for the year in which the termination occurs, paid in accordance with the Company’s standard payroll practices; and (2) any and all other earned, accrued or vested benefits that Executive was entitled to receive in accordance with the terms of the applicable Company benefit plan, which documents are controlling, including the provisions of such plans governing the time and manner of payment, and that no further amounts or benefits shall be payable hereunder.

B.	Inability To Perform Duties. If, during the Term of Employment, Executive should become physically or mentally disabled, such that he is unable to perform his duties under Sections I(A) and (C) hereof for (i) a period of six (6) consecutive months, or (ii) for shorter periods that add up to six (6) months in any eight (8)-month period, by written notice to Executive, Company may terminate this Agreement. Notwithstanding the foregoing, Executive’s employment shall terminate upon Executive incurring a “separation from service” under the medical leave rules of Section 409A. In that case, the Parties agree that Company shall pay to Executive in accordance with applicable law: (1) any and all compensation due to Executive, paid in accordance with the Company’s standard payroll practices, and (2) any and all other earned, accrued or vested benefits that Executive was entitled to receive in accordance with the terms of the applicable Company benefit plan, including the provisions of such plans governing the time and manner of payment, and that no further amounts or benefits shall be payable hereunder except that until (1) he is no longer disabled or (2) he becomes 65 years old — whichever happens first — Executive may be entitled to receive continued coverage under the relevant medical or disability plans to the extent permitted by such plans and to the extent such benefits continue to be provided to Company executives at Executive’s level in Company generally; provided that in the case of any continued coverage under one or more of the Company’s medical plans, if the Company determines that the provision of the continued medical coverage at the Company’s sole or partial expense may result in Federal taxability of the benefits provided thereunder to Executive or his dependents because such benefits are provided on a self-insured basis by the Company, then Executive shall be obligated to pay the full monthly COBRA or similar premium for such coverage.

C.	Termination For Cause.
1.	In the event that Executive is convicted of any felony, or any lesser crime of sufficient import to potentially discredit or adversely affect Company’s reputation or ability to conduct its business in the normal course, or any offense involving the property of Company or any of its subsidiaries or affiliates (e.g., theft, conversion, destruction of property, tampering with Company’s computer system), or engages in willful misconduct in connection with the performance of Executive’s duties, Company may terminate Executive’s employment and this Agreement for “Cause” by written notice to Executive.

2.	In the event that Executive materially neglects his duties under Sections I(A) or (c) hereof or engages in other conduct that constitutes a breach by Executive of this Agreement (collectively “Breach”.), Company shall so notify Executive in writing, which notice shall describe the alleged Breach with reasonable specificity. Executive will be afforded a one-time-only opportunity to cure such Breach within ten (10) days from receipt of such notice. If no cure is achieved within this time, or if Executive engages in the same Breach a second time after once having been given the opportunity to cure, Company may terminate Executive’s employment and this Agreement for “Cause” by written notice to Executive.

3.	Any termination of employment pursuant to Sections IV(C)(1) or Section IV(C)(2) hereof shall be considered a termination of Executive’s employment “For Cause” (or for “Cause”) and upon such termination, Executive shall only be entitled to receive any amounts or benefits hereunder that have been earned or vested at the time of such termination in accordance with the terms of the applicable governing Company plan(s), (including the provisions of such plan(s) governing the time and manner of payment), and/or as may be required by law. Notwithstanding anything in the Plan to the contrary, “Cause” as used in any such Company plan shall be deemed to mean solely the commission of the acts described in Sections IV(C)(1) or IV(C)(2) hereof (after giving effect to the cure opportunity described therein).
D.	Termination of Agreement by Executive for Good Reason/Termination of Agreement by Company Not For Cause.
1.	Company may terminate Executive’s employment and this Agreement not for Cause (as “Cause” is defined above) with fifteen (15) days written notice to Executive stating the basis for the Termination of Agreement by Company Not for Cause, and Executive may terminate his employment and this Agreement for “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without Executive’s consent: (a) a material breach or material failure by Company or its successor to perform its material obligations hereunder; (b) a material reduction in Executive’s title, authority, duties, base compensation or responsibilities; (c) Company’s material change in the location of the Company office where Executive works (i.e. relocation to a location outside the Washington DC metropolitan area); and/or (d) Company requires Executive to report to a position other than its President and CEO, and Company fails to obtain Executive’s consent to the reporting relationship, provided however, that Executive must provide Company with written notice of the existence of the change constituting Good Reason within thirty-five (35) days of any such event having occurred or having become known to him, and allow Company thirty (30) days to cure the same. If the Company so cures the change, Executive shall not have a basis for terminating his employment for Good Reason with respect to such cured change. In addition, in the event a change occurs that triggers Executive’s right to terminate this Agreement for Good Reason, Executive must exercise his right in writing to terminate this Agreement for Good Reason within thirty-five (35) days of the effective date of the applicable change or upon the change becoming known to him or such right shall be deemed waived.

2.	If Company terminates Executive’s employment and this Agreement not for Cause, or if Executive terminates his employment and this Agreement for Good Reason then, subject to the execution and effectiveness of a release described in Section IV(D)(3) hereof on or before the Release Deadline (defined in Section IV(D)(3) hereof), the following payments (“Severance Payment”) will be made:
(a)	Consistent with the Company’s normal payroll practices, within thirty (30) days following the last day of the Release Deadline, Company will commence to pay Executive his annual base salary for the balance of the Term of Employment and in any event no less than twelve months base salary and accrued but unused vacation, to be paid in equal increments on regular Company paydays (based upon the number of months base salary that is payable and the number of paydays per month) until the balance (less required deductions and withholdings) is paid in full. Additionally, Company shall reimburse Executive for business expenses incurred during his employment in accordance with Company’s policy while employed hereunder, provided that Executive submits documentation in accordance with Company’s policy within thirty (30) days of Executive’s last day of employment. To the extent any such reimbursements are includable in the Executive’s gross income for Federal income tax purposes, all such reimbursements shall be made no later than March 15 of the calendar year next following the calendar year in which the expenses to be reimbursed are incurred.

(b)	Executive will be paid the portion of his Units in the Plan that has vested as of Executive’s last day of employment according to the terms of the Plan, whether such Units are the Units described in Section III(D) or otherwise. Such payment will be made within thirty (30) days following the Release Deadline if Executive has the executed the Release and the Release has become effective.

(c)	Executive will be paid Executive’s bonus under Company’s bonus/incentive plan for the year in which the termination occurs. The bonus/incentive payment portion of the Severance Payment will be paid in the year following the calendar year in which the termination occurs on the date that Company pays bonuses/incentive payments to its other executives at Executive’s level in Company and will be calculated based at one hundred percent (100%) of the target amount set forth in Section III(B) for the year, subject to the terms and conditions of the actual bonus/incentive plan in effect at the time (e.g., Executive’s bonus/incentive payment will be subject to reductions for Company under-performance or increases for Company over-performance if Company under-performance or over-performance is a factor in determining bonus/incentive awards, or for any change to the applicable bonus/incentive payment plan, that may result in Executive’s receiving an amount that is less than the target amount set forth in Section III(B)), but Executive’s bonus/incentive payment will not be subject to reduction for Executive’s individual performance.

(d)	Except as otherwise provided in the next sentence of this Subsection (d), and assuming Executive is eligible for and elects to have COBRA coverage, Company shall reimburse Executive for the monthly COBRA premiums Executive pays to obtain COBRA coverage in Company’s health and dental plans, until (1) the end of the Term of Employment; or (2) the end of the maximum amount of time which Executive is eligible for COBRA, whichever period is least. If Executive accepts other employment prior to the end of the Term of Employment, Executive shall notify Company of Executive’s coverage by the successor employer’s health and dental insurance, and, upon such coverage, Company shall cease reimbursing Executive for COBRA premiums.
3.	No Severance Payment will be made if Executive fails to sign a release in substantially the form attached hereto, provided that such release shall not release Executive’s rights to indemnification (whether by contract, insurance, or otherwise) or Executive’s rights under employee benefit plans. Such release must be executed and become effective within the sixty (60) calendar day period following the date of the Executive’s “separation from service” within the meaning of Section 409A (the last day of such period being the “Release Deadline”). In addition, if Executive violates the provisions of Section VI hereof, all further increments of the Severance Payment shall cease, and Executive shall be required to repay to Company those increments of the Severance Payment already made.

4.	Company agrees that if, at the time Executive is Terminated not For Cause, or Executive terminates his employment for Good Reason, Company has a standard severance policy in effect that would be applicable in the absence of this Agreement (i.e., applicable to the circumstances surrounding the termination) and that would result in Executive’s receiving a sum greater than the Severance Payment, Executive will receive whichever is the greater of these two payments; provided, that if (i) the standard severance policy would provide for a sum greater than the Severance Payment, and (ii) the payment schedule under the Severance Policy is different from the payment schedules for the Severance Payment and would result in an impermissible acceleration or delay in payment in violation of the time and manner of payment requirements of Section 409A, then the payment schedule provided in the Company’s standard severance policy shall only apply to the portion of the amount payable under the standard severance policy that exceeds the Severance Payment.

5.	If Executive terminates this Agreement before the Term of Employment has expired for a reason other than those stated in Section IV(D)(1) hereof, it will be deemed a material breach of this Agreement. Executive agrees that, in that event, in addition to any other rights and remedies which Company may have as a result of such breach, he will forfeit all right and obligations to be compensated for any remaining portion of his annualized base salary, Severance Payment, bonus/incentive payment and DAP Units that may otherwise be due under this Agreement, pursuant to other Company plans or policies, or otherwise, that has not been earned or vested at the time Executive’s employment terminates, except as may be required by law.

E.	Treatment of Units Upon Non-Renewal.
1.	In the event that Executive and Company do not enter into a new agreement (whether or not Company exercises its option to enter negotiations with Executive to renew), and Executive continues employment with Company, upon expiration of this Agreement and the Term of Employment, Executive’s employment shall be considered at-will and Executive’s Units will thereafter be governed by the terms and conditions of the Plan.
F.	Right To Offset. In the event that Executive secures employment or any consulting or contractor or business arrangement for services he performs during the period that any payment from Company is continuing under Section IV(D) hereof, Executive shall have the obligation to timely notify Company of the source and amount of payment (“Offset Income”). Company shall have the right to reduce the amounts it would otherwise have to pay Executive by the Offset Income, subject to the provisions of Section 1D. Executive acknowledges and agrees that any deferred compensation for his services from another source that are performed while receiving Severance Payment from Company, will be treated as Offset Income (regardless of when Executive chooses to receive such compensation). Executive agrees that timely failure to provide such notice or to respond to inquiries from Company regarding any such Offset Income shall be deemed a material breach of this Agreement. Executive also agrees that Company shall have the right to inquire of third party individuals and entities regarding potential Offset Income and to inform such parties of Company’s right of offset under this Agreement with Executive. Accordingly, Executive agrees that no further Severance Payment from Company will be made until or unless this breach is cured and that all payments from Company already made to Executive, during the time he failed to disclose his Offset Income, shall be forfeited and must be returned to Company upon its demand. In the event that Executive incurs actual expenses in starting his own business during the period that severance payments are made to him and/or soliciting new employment, and Executive submits to Company documentation of these expenses in a form acceptable to Company, Company agrees that the amount of “Offset Income” that reduces the severance payments to Executive may be decreased by the dollar amount of the actual expenses Executive incurred that Company determines is reasonable and customary, and that its approval of reasonable and customary expenses will not be unreasonably withheld. Any offsets made by the Company pursuant to this Section IV(F) shall be made at the same time and in the same amount as a Severance Payment amount is otherwise payable (applying the Offset Income to the Company’s payments in the order each are paid) so as not to accelerate or delay the payment of any Severance Payment installment.
V. CONFIDENTIAL INFORMATION
A.	Executive acknowledges his fiduciary duty to Company. As a condition of employment, Executive agrees to protect and hold in a fiduciary capacity for the benefit of Company all confidential information, knowledge or data, including the terms of this Agreement and, without limitation, all trade secrets relating to Company or any of its subsidiaries, and their respective businesses, (i) obtained by Executive during his employment by Company or otherwise and (ii) that is not otherwise publicly known (other than by reason of an unauthorized act by Executive). After termination of Executive’s employment with Company, Executive shall not communicate or divulge any such information, knowledge or data to anyone other than Company and those designated by it, without the prior written consent of Company.

B.	In the event that Executive is compelled, pursuant to a subpoena or other order of a court or other body having jurisdiction over such matter, to produce any information relevant to Company, whether confidential or not, Executive agrees to provide Company with written notice of this subpoena or order so that Company may timely move to quash if appropriate.

C.	Executive also agrees to provide reasonable cooperation with Company in any legal action for which his participation is needed. Company agrees to use reasonable efforts to schedule all such meetings so that they do not unduly interfere with Executive’s pursuits after he is no longer in Company’s employ. Company further agrees to provide reimbursement of reasonable travel and other expenses incurred in connection therewith.
VI. COVENANT NOT TO COMPETE
A.	Executive covenants that if he is Terminated For Cause pursuant to Section IV(C) hereof or terminates his employment for other than Good Reason as set forth in Section IV(D)(1) hereof, for a period of twelve (12) months after the conclusion of Executive’s employment with Company, he will not work for or engage in any activities on behalf of any company or any entity that provides television programming services for distribution to cable, satellite and/or other multi-channel distribution platforms (any such company or entity, a “Competitor”). Executive agrees that this Section VI(A) is a material part of this Agreement, breach of which will cause Company irreparable harm and damages, the loss of which cannot be adequately compensated at law. In the event that the provisions of this paragraph should ever be deemed to exceed the limitations permitted by applicable laws, Executive and Company agree that such provisions shall be reformed to the maximum limitations permitted by the applicable laws.

Notwithstanding anything in the Plan to the contrary, “Competitor” as used in the Plan in respect of Executive shall be deemed to refer solely to a “Competitor” as defined above.

B.	If Executive is Terminated not For Cause, or terminates his employment for Good Reason, pursuant to Section IV(D)(1) hereof, before expiration of the Term of Employment, Executive will be released from this covenant not to compete.

C.	If Executive works for Company through and until the end of the Term of Employment, Company agrees that Executive will be released from the covenant not to compete in Section VI(A) hereof.

D.	During his employment and upon termination of Executive’s employment with Company, regardless of the reason for the termination, Executive covenants that for a period of twelve (12) months, he will not directly solicit any employees of Company or its subsidiary and affiliated companies to leave their employment nor indirectly aid in the solicitation of such employees.

E.	During the period Executive is employed by Company, Executive covenants and agrees not to engage in any other business activities whatsoever, or to directly or indirectly render services of a business, commercial or professional nature to any other business entity or organization, regardless of whether Executive is compensated for these services. The only two exceptions to this provision are if: (1) Executive obtains the prior written consent of Company’s CEO; or (2) Executive’s engagement in business activities is limited to Executive’s overseeing and/or managing his personal investments and assets, provided that: (a) such activity is at all times in compliance with Company’s Insider Trading Policy and applicable law; (b) such activity is not undertaken during business hours, except for minor incidental activities that cannot be performed outside of business hours; and (c) such activity does not interfere with, adversely impact, or prevent Executive’s timely performance of his duties under this Agreement.

F.	Throughout the period that Executive is an employee of Company, Executive agrees to disclose to Company any direct investments (i.e., an investment in which Executive has made the decision to invest in a particular company, as opposed, to a mutual, index, or exchange traded fund holding shares in several companies) he has in a business entity that Company is doing business with during the Term of Employment (a “Company Vendor/Customer”) or is a Competitor. In accordance with Company’s Insider Trading Policy, Executive shall not make a direct investment in a business entity that is Company’s Competitor or a Company Vendor/Customer during the Term of Employment, if such direct investments result in Executive or Executive’s immediate family members, and/or a trust established by Executive or Executive’s immediate family members, owning five percent or more of such a Competitor or Company Vendor/Customer. This Section VI(F) shall not prohibit Executive, however, from making passive investments (i.e., where Executive does not make the decision to invest in a particular company, even if those mutual funds, in turn, invest in such a Competitor or Company Vendor/Customer). Regardless of the nature of Executive’s investments, Executive herein agrees that his investments may not materially interfere with Executive’s obligations and ability to provide services under this Agreement.

G.	In the event that Executive violates any provision of this Section VI, Company will be entitled to seek any and all injunctive relief and damages to which it is entitled.
VII. ARBITRATION
A.	Submission To Arbitration. Company and Executive agree to submit to arbitration all claims, disputes, issues or controversies between Company and Executive or between Executive and other employees of Company or its subsidiaries or affiliates (collectively “Claims”) directly or indirectly relating to or arising out of Executive’s employment with Company or the termination of such employment including, but not limited to Claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans With Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Employee Retirement Income Security Act, any Claim arising out of this Agreement, and any similar federal, state or local law, statute, regulation or common law doctrine.

B.	Use Of AAA, Choice of Law. All Claims for arbitration shall be presented to the American Arbitration Association (“AAA”) in accordance with its applicable rules. The arbitrator(s) shall be directed to apply the substantive law of federal and state courts sitting in Maryland, without regard to conflict of law principles. Any arbitration, pursuant to this Agreement, shall be deemed an arbitration proceeding subject to the Federal Arbitration Act.

C.	Binding Effect. Arbitration will be binding and will afford parties the same options for damage awards as would be available in court. Executive and Company agree that discovery will be allowed and all discovery disputes will be decided exclusively by arbitration.

D.	Damages and Costs. Any damages shall be awarded only in accord with applicable law. The arbitrator may only order reinstatement of Executive if money damages are insufficient. The parties shall share equally in all fees and expenses of arbitration except that any requirement of the AAA regarding fees and expenses to the contrary shall govern the allocation of such fees and expenses. However, each party shall bear the expense of its own counsel, experts, witnesses and preparation and presentation of proof.
VIII. CONTROLLING LAW AND ADDITIONAL COVENANTS
A.	The validity and construction of this Agreement or any of its provisions shall be determined under the laws of Maryland. The invalidity or unenforceability of any provision of this Agreement shall not affect or limit the validity and enforceability of the other provisions.

B.	If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated.

C.	Executive expressly acknowledges that Company has advised Executive to consult with independent legal counsel of his choosing to review and explain to Executive the legal effect of the terms and conditions of this Agreement prior to Executive’s signing this Agreement.

D.	This Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to the employment of Executive by Company including, without limitation, the original employment agreement between the parties dated December 21, 2007, and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever. To the extent any conflict exists between any provision in Section IV of this Agreement and the Plan, the terms of this Agreement govern. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, that are not stated in this Agreement, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding.

E.	Any modifications to this Agreement will be effective only if in writing and signed by the party to be charged.

F.	Any payments to be made by Company hereunder shall be made subject to applicable law, including required deductions and withholdings.

G.	Section 409A of the Code.
1.	It is intended that the provisions of this Agreement comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. Notwithstanding the foregoing, the Company shall have no liability with regard to any failure to comply with Code Section 409A so long as it has acted in good faith with regard to compliance therewith.

2.	If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.

3.	A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean Separation from Service.

4.	If Executive is deemed on the date of termination of his employment to be a “specified employee”, within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then:
(a)	With regard to any payment, the providing of any benefit or any distribution of equity upon separation from service that constitutes “deferred compensation” subject to Code Section 409A, such payment, benefit or distribution shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s Separation from Service or (ii) the date of the Executive’s death; and

(b)	On the first day of the seventh month following the date of Executive’s Separation from Service or, if earlier, on the date of his death, (x) all payments delayed pursuant to this Section VIII(G)(4) (whether they would otherwise have been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal dates specified from them herein and (y) all distributions of equity delayed pursuant to this Section VIII(G)(4) shall be made to Executive.
5.	With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, of in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense occurred.

6.	Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination), the actual date of payment within the specified period shall be within the sole discretion of the Company.

7.	Notwithstanding any provision in the Plan or the Agreement to the contrary, if, with respect to one or more grants of Units, the Agreement establishes a time and manner for the distribution of such Units (the “Agreement-governed Units”), the Agreement’s provisions governing the time and manner of distribution shall apply and shall continue to apply to such Agreement-governed Units following the expiration of the Agreement, the purpose of this paragraph being that there shall be no acceleration or delay in the time and manner in which Units constituting deferred compensation are distributed as a result of any expiration of this Agreement. Units that are not Agreement-governed Units shall be distributed in accordance with the distribution provisions of the Plan.
H.	This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of Executive) and assigns. The rights or obligations under this Agreement may not be assigned or transferred by either party, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of Company; provided, however, that the assignee or transferee is the successor to all or substantially all of the assets of Company and such assignee or transferee assumes the liabilities, obligations and duties of Company, as contained in this Agreement, either contractually or as a matter of law.

I.	This Agreement may be executed with electronic signatures, in any number of counterparts, as shall subsequently be executed with actual signatures. The electronically signed Agreement shall constitute one original agreement. Duplicates and electronically signed copies of this Agreement shall be effective and fully enforceable as of the date signed and sent.

J.	All notices and other communications to be made or otherwise given hereunder shall be in writing and shall be deemed to have been given when the same are (i) addressed to the other party at the mailing address, facsimile number or email address indicated below, and (ii) either: (a) personally delivered or mailed, registered or certified mail, first class postage-prepaid return receipt requested, (b) delivered by a reputable private overnight courier service utilizing a written receipt or other written proof of delivery, to the applicable party, (c) faxed to such party, or (d) sent by electronic email. Any notice sent in the manner set forth above by United States Mail shall be deemed to have been given and received three (3) days after it has been so deposited in the United States Mail, and any notice sent in any other manner provided above shall be deemed to be given when received. The substance of any such notice shall be deemed to have been fully acknowledged in the event of refusal of acceptance by the party to whom the notice is addressed. Until further notice given in according with the foregoing, the respective addresses, fax numbers and email addresses for the parties are as follows:

If to Company:	With a copy to:
Discovery Communications, LLC	Lawrence Z. Lorber, Esq.
One Discovery Place	Proskauer Rose LLP
Silver Spring, MD 20910-3354	1001 Pennsylvania Avenue, NW
Attn.: Fabienne Clermont, Esq.	Suite 400
Fax: (240) 662-1491	Washington, DC 20004
Email: fabienne_clermont@discovery.com	Fax: (202) 416-6899
Email: llorber@proskauer.com

If to Executive:	With a copy to:
Joseph A. LaSala, Jr., Esq.
In witness whereof, the parties have caused this Agreement to be duly executed as of the date set forth above.

Executive

Discovery Communications, LLC

AGREEMENT AND GENERAL RELEASE
     This Agreement and General Release (“Release”) is entered into by and between Discovery Communications, LLC (“DCL”) and                      (“Executive”) to resolve any and all disputes concerning his employment with DCL and his separation from employment on                                         . Accordingly, in exchange for the consideration and mutual promises set forth herein, the parties do hereby agree as follows:
          1. Effective close of business                     , Executive’s employment with DCL will terminate, and all salary continuation and benefits will cease other than those to which Executive is entitled in consideration for this Release as set forth in Executive’s employment agreement with DCL (“Agreement”), which is incorporated by reference, and as a matter of law (e.g., COBRA benefits).
          2. In consideration for Executive’s executing this Release of any and all legal claims he might have against the DCL Parties (as defined below), and the undertakings described herein, and to facilitate his transition to other employment, DCL agrees to provide Executive with the consideration detailed in Section IV(D) (“Severance Payment”) of the Agreement.
          3. Neither DCL nor Executive admits any wrongdoing of any kind, and both agree that neither they nor anyone acting on their behalf will disclose this Release, or its terms and conditions. Notwithstanding the foregoing, Executive is not barred from disclosing this Release to his legal, financial and personal advisors or to those persons essential for Executive to (a) implement or enforce his rights under this Release and the Agreement in which the Release is incorporated; (b) defend himself in a lawsuit, investigation or administrative proceeding; (c) file tax returns; or (d) advise a prospective employer, business partner or insurer of the contractual restrictions on his post-DCL employment.
          4. In exchange for the undertakings by DCL described in the above paragraphs:
               a. Executive, for himself, his heirs, executors, administrators and assigns, does hereby release, acquit and forever discharge DCL, its subsidiaries, affiliates and related entities, as well as all of their respective officers, shareholders, shareholder representatives, directors, members, partners, trustees, employees, attorneys, representatives and agents (collectively, the “DCL Parties”), from any and all claims, demands, actions, causes of action, liabilities, obligations, covenants, contracts, promises, agreements, controversies, costs, expenses, debts, dues, or attorneys’ fees of every name and nature, whether known or unknown, without limitation, at law, in equity or administrative, against the DCL Parties that he may have had, now has or may have against the DCL Parties by reason of any matter or thing arising from the beginning of the world to the day and date of this Release, including any claim relating to the termination of his employment with any DCL Party. Those claims, demands, liabilities and obligations from which Executive releases the DCL Parties include, but are not limited to, any claim, demand or action, known or unknown, arising out of any transaction, act or omission related to Executive’s employment by any DCL Party and Executive’s separation from such employment, sounding in tort or contract and/or any cause of action arising under federal, state or local statute or ordinance or common law, including, but not limited to, the federal Age Discrimination In Employment Act of 1967, Title VII of the Civil Rights Act of 1964, as amended, the Americans With Disabilities Act, the Family and Medical Leave Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act, the Maryland Human Rights Act, as well as any similar state or local statute(s), in each case as any such law may be amended from time to time. The foregoing shall, in accordance with applicable law, not prohibit or prevent Executive from filing a Charge with the United States Equal Employment Opportunity Commission (“EEOC”) and/or any state or local agency equivalent, and/or prohibit or prevent Executive from participating in any investigation of any Charge filed by others, albeit that he understands and agrees that he shall not be entitled to seek monetary compensation for himself from the filing and/or participation in any such Charge.
               b. Executive expressly acknowledges that his attorney has advised him regarding, and he is familiar with the fact that certain state statutes provide that general releases do not extend to claims that the releasor does not know or suspect to exist in his favor at the time he executes such a release, which if known to him may have materially affected his execution of the release. Being aware of such statutes, Executive hereby expressly waives and relinquishes any rights or benefits he may have under such statutes, as well as any other state or federal statutes or common law principles of similar effect, and hereby acknowledges that no claim or cause of action against any DCL Party shall be deemed to he outside the scope of this Release whether mentioned herein or not. Executive also specifically knowingly waives the provisions of Section 1542 of the Civil Code of the State of California, which reads: A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor. Notwithstanding the provisions of Civil Code Section 1542 stated above and for the purpose of implementing a full and complete release and discharge of the DCL Parties, Executive expressly acknowledges that this Agreement is specifically intended to include in its effect all claims that he does not know or suspect to exist in his favor at the time he signs this Agreement.

               c. Executive hereby acknowledges that he is executing this Release pursuant to the Agreement, and that the consideration to be provided to Executive pursuant to Section IV(D) of the Agreement is in addition to what he would have been entitled to receive in the absence of this Release. Executive hereby acknowledges that he is executing this Release voluntarily and with full knowledge of all relevant information and any and all rights he may have. Executive hereby acknowledges that he has been advised to consult with an independent attorney of his own choosing in connection with this Release to explain to him the legal effect of the terms and conditions of this Release and that Executive has consulted such an attorney for such purpose. Executive acknowledges that he has read this Release in its entirety. Executive further states that he fully understands the terms of this Release and that the only promises made to him in return for signing this Release are stated herein and in the Agreement in which this Release is incorporated. Executive hereby acknowledges that he is voluntarily and knowingly agreeing to the terms and conditions of this Release without any threats, coercion or duress, whether economic or otherwise, and that Executive agrees to be bound by the terms of this Release. Executive acknowledges that he has been given twenty-one (21) days to consider this Release, and that if Executive is age forty (40) or over, Executive understands that he has seven (7) days following his execution of this Release in which to revoke his agreement to comply with this Release by providing written notice of revocation to the General Counsel of DCL no later than three business days following such period.
               d. Executive further hereby covenants and agrees that this General Release shall be binding in all respects upon himself, his heirs, executors, administrators, assigns and transferees and all persons claiming under them, and shall inure to the benefit of all of the officers, directors, agents, employees, stockholders, members and partners and successors in interest of DCL, as well as all parents, subsidiaries, affiliates, related entities and representatives of any of the foregoing persons and entities.
               e. Executive agrees that he will not disparage any DCL Party or make or publish any communication that reflects adversely upon any of them, including communications concerning DCL itself and its current or former directors, officers, employees or agents. DCL agrees that DCL executive management will not disparage Executive or make or publish any communication that reflects adversely upon Executive, including communications concerning Executive himself and his current or former agents and representatives. Notwithstanding the foregoing, in accordance with applicable law, either party may provide truthful statements respecting or concerning the other party pursuant to a valid subpoena or court order or other valid legal process.
          5. a. If any provision of this Release is found to be invalid, unenforceable or void for any reason, such provision shall be severed from the Release and shall not affect the validity or enforceability of the remaining provisions.
               b. DCL and Executive agree that this Release, consisting of three (3) pages, and the Agreement in which this Release is incorporated, constitutes the entire agreement between them. The parties further warrant that they enter into this Release freely.
               c. This Release shall be interpreted, enforced and governed by the laws of the State of Maryland without regard to the choice of law principles thereof.
     IN WITNESS WHEREOF, I have signed this General Release this _ day of                     , 200_.

By:
Print Name:

Subscribed and sworn to before me this           day of                     , 200_.

Notary Public My Commission Expires